                           Exhibit 99.1

Golden Entertainment Receives Illinois

Video Gaming Terminal Operator License

LAS VEGAS (June 28, 2017) – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or “the Company”), announced today that the Illinois Gaming Board has approved the Company’s application for a video gaming terminal (“VGT”) operator license. This action by the Illinois Gaming Board allows a wholly owned subsidiary of Golden Entertainment to operate VGTs in liquor licensed establishments, including bars, restaurants, truck stops and certain fraternal and veterans organizations.  According to statistics provided by the Illinois Gaming Board, as of May 2017 there were over 26,000 VGTs operating in over 6,000 locations throughout the state.

Blake L. Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “We thank the Illinois Gaming Board for its consideration and approval of our license application and look forward to participating in the state’s growing distributed gaming market.  Given our significant experience and success in distributed gaming operations, including our position as the largest operator in Nevada and the second largest in Montana, we believe we can help current and new establishments that feature VGTs optimize their patrons’ entertainment experience.  Illinois is an important and growing market for distributed gaming where we are considering both organic and acquisition opportunities to establish our presence.”

The approval in Illinois marks the fourth state where Golden Entertainment is licensed.  The Company is also licensed in Nevada, Montana and Maryland.  In Nevada, Golden Entertainment is the state’s largest operator of distributed gaming with more than 7,500 devices in nearly 700 locations. The Company is also Nevada’s largest traditional tavern operator with 56 locations and operates three casinos in Pahrump.  In Montana, Golden Entertainment has distributed gaming operations that cover nearly 2,900 devices in 290 locations.  In Maryland, Golden Entertainment operates the Rocky Gap Casino Resort in Western Maryland.

On June 12, 2017 Golden Entertainment announced that it entered into a definitive agreement to acquire American Casino & Entertainment Properties LLC, which owns three properties in Las Vegas including the Stratosphere Casino, Hotel & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, as well as the Aquarius Casino Resort in Laughlin, NV.  The transaction is subject to customary regulatory approvals and is expected to be completed by the end of 2017.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – distributed gaming and resort and casino operations. Golden Entertainment operates approximately 12,000 gaming devices and nearly 30 table games in Nevada, Maryland and Montana. The Company owns four casino properties, more than 50 taverns and operates approximately 960 distributed gaming locations in multiple jurisdictions. Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position and proven management capabilities across its two divisions. For more information, visit www.goldenent.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates.  Forward-looking statements in this press release include, without limitation, statements regarding:  our future participation in the Illinois distributed gaming market; our consideration of organic and acquisition opportunities in Illinois; our future plans, objectives, expectations and intentions; and our ability to consummate the pending acquisition of American Casino & Entertainment Properties LLC (“ACEP”) and the expected timing of completion of the transaction.  It is important to note that the Company’s goals and expectations are not predictions of actual performance.  These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements.  Factors that could cause actual results to differ include, among other things:  the Company’s ability to successfully attract, negotiate, consummate and execute organic and acquisition opportunities in the Illinois distributed gaming market; the ability to obtain required regulatory approvals for the ACEP transaction (including the approval of gaming and antitrust authorities necessary to complete the transaction), the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could materially adversely affect the Company, American and the expected benefits of the ACEP transaction; the risk that a condition to closing of the ACEP transaction may not be satisfied on a timely basis or at all, the failure of the transaction to close for any other reason and the risk of liability to the Company in connection therewith; access to available financing (including financing for the ACEP acquisition) on a timely basis and on reasonable terms; the effects of disruption caused by the ACEP transaction making it more difficult for the Company to execute its operating plan effectively or to maintain relationships with employees, vendors and other business partners; failure to realize the anticipated cost savings, synergies and other benefits of the ACEP transaction; stockholder litigation in connection with the ACEP transaction; the Company’s ability to successfully integrate ACEP’s businesses, and other acquired businesses; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, Chief Operating Officer and Chief Strategy and Financial Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt facilities; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s Annual

Report on Form 10-K for the year ended December 31, 2016.  The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Investor Contact:

Joseph Jaffoni, Richard Land, James Leahy

JCIR

212/835-8500

gden@jcir.com

Media Contact:

Howard Stutz

Golden Entertainment

702/495-4490

hstutz@goldenent.com

###